ITEM 77Q-1

BABSON CAPITAL FUNDS TRUST

Written Consent of Trustees
Amendment to Agreement and Declaration of Trust
July 18, 2016


The undersigned, consisting a majority of the Trustees of Babson Capital Funds Trust (the "Trust"), a
Massachusetts business trust formed to carry on the business of an investment company pursuant to an Agreement and Declaration of Trust dated May 3, 2013, as amended from time to time (the "Declaration of Trust"):

(a) Pursuant to Section 8(a) of the Declaration of Trust, do hereby amend Section 1 of the Declaration of Trust, effective as of the close of business on September 9, 2016, by changing the name of the Trust from "Babson Capital Funds Trust" to "Barings
Funds Trust," and

(b) Do hereby authorize the filing of the Declaration of Trust as so amended with the Secretary of the Commonwealth of
Massachusetts and the Clerk of the City of Boston, Massachusetts.


Thomas W. Bunn
/s/ Thomas W. Bunn



Bernard A. Harris, Jr.
/s/ Bernard A. Harris, Jr.



Rodney J. Dillman
/s/ Rodney J. Dillman



Thomas W. Okel
/s/ Thomas W. Okel



Thomas M. Finke
/s/ Thomas M. Finke



Martin A. Sumichrast
/s/ Martin A. Sumichrast